Exhibit 3.1

STATE of DELAWARE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SUNGARD DATA SYSTEMS INC.

SunGard Data Systems Inc., a Delaware corporation (the “Corporation”), hereby certifies that this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and that:

A. The original Certificate of Incorporation was filed by the Corporation with the Secretary of State of the State of Delaware on June 29, 1982 (the “Original Certificate of Incorporation”). The name underwhich the Corporation was originally incorporated was SIS Corporation.

B. This Amended and Restated Certificate of Incorporation amends and restates the Original Certificate of Incorporation.

C. The Certificate of Incorporation upon filing of the Amended and Restated Certificate of Incorporation, shall read as follows:

1. Name. The name of this corporation is SunGard Data Systems Inc.

2. Registered Office. The registered office of this corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

3. Purpose. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. Authorized Shares. The total number of shares of stock that this corporation shall have authority to issue is 100 shares of Common Stock, $0.01 par value per share. Each share of Common Stock shall be entitled to one vote.

5. Change in Number of Shares Authorized. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

6. Election of Directors. The election of directors need not be by written ballot unless the by-laws shall so require.

7. Authority of Directors. In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the board of directors.

8. Liability of Directors. A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this paragraph 8 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

9. Indemnification. The Corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or of any of its subsidiaries, or is or was serving at the request of the Corporation or any of its subsidiaries, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. In all situations in which indemnification is not mandatory under this paragraph 9, the Corporation may, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it is empowered to indemnify pursuant thereto. The indemnification and advancement of expenses provided by, or granted pursuant to, this paragraph 9 shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any statute, law, provision of the Certificate of Incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. Any repeal or modification of the foregoing provisions of this paragraph 9 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

10. Records. The books of this corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the board of directors or in the by-laws of this corporation.

11. Meeting of Stockholders of Certain Classes. If at any time this corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be executed by Michael J. Ruane, its Senior Vice President – Finance and Chief Financial Officer this 11th day of August, 2005.

SUNGARD DATA SYSTEMS INC.

By:	/s/ Michael J. Ruane
Name:	Michael J. Ruane
Title:	Senior Vice President – Finance and
Chief Financial Officer